Free Writing Prospectus Filed pursuant to Rule 433 Registration Statement No. 333-162195 Dated March 11, 2011

Free Writing Prospectus
Filed pursuant to Rule 433
Registration Statement No. 333-162195
Dated March 11, 2011

Global Markets Equity                            Deutsche Bank Graphic Omitted]

X-Alpha USD Excess Return Index
DBGLXAE

o    In February, X-Alpha USD TR returned -0.1%. The return is 0.6% Year-to-Date in 2011.
o    Six out of the eight regional style indices produced positive excess returns in February, with UK Value Index returning the highest excess return of 3.4%.
o    UK Growth Index returned 1.7% while Japan Value Index, Euro Growth Index,
     US Value Index and US Growth Index returned 0.6%, 0.3%, 0.2%, and 0.1%
     respectively.
o    The Sharpe Ratio since April 2008 is now at 0.84 compared to 0.13 for MSCI
     World USD and 0.91 for JP Morgan Gov't Bonds.
o    X-Alpha TR volatility is 6.4% over the past 12 months, which is currently below its 8% volatility target. In comparison, trailing 12 month volatility is 17.1% for MSCI World USD and 2.8% for JP Morgan Gov't Bond Index USD.

                                                                                   Annualized Returns
                        --------------------------------------------------------------------------------
                                               1 Month  3 Month  6 Month  YTD     1 Year  3 Year  5 Year
                        --------------------------------------------------------------------------------
                        X-Alpha USD ER          -0.1%     0.5%     2.3%    0.6%     3.5%    1.9%    0.8%
                        MSCI World Index TR      3.5%     13.6%   26.1%    5.8%    21.7%   -0.2%    2.7%
                        JP Morgan Gov't Bond
                                Index USD       0.0%     -1.0%    -3.0%    -0.5%   2.4%    3.7%    4.5%
--------------------------------------------------------------------------------------------------------
Regional Style Index
Excess Returns vs.                       Regional
Benchmark          Live Date  BBG Ticker Allocation  Benchmark Index
US Value Index       7/2/02   DBUSUSV      38%       SandP 500 TR      0.2%    2.0%    2.4%    1.7%    0.7%    4.9%   2.4%
US Growth Index      7/2/02   DBUSUSG      38%       SandP 500 TR      0.1%   -0.7%    2.8%    -0.9%   1.7%   -1.6%  -1.7%
Euro Value Index     7/1/02   DBEEEUVA     20%       Euro STOXX 50 TR -2.2%   -3.2%   -4.6%   -2.2%   -4.0%   -0.5%   0.1%
Euro Growth Index    7/1/02   DBEEEUGR     23%       Euro STOXX 50 TR  0.3%   -0.3%    2.1%    0.9%    4.6%    2.7%   3.2%
UK Value Index       11/1/02  DBEEUKVT      7%       FTSE100 TR        3.4%    4.4%    1.1%    4.6%   12.4%   12.9%   3.3%
UK Growth Index      5/19/06  DBEEUKGT      8%       FTSE100 TR        1.7%    3.4%    7.3%    1.0%   17.9%   15.0%   6.6%
Japan Value Index    11/1/02  DBAPJVT       8%       TOPIX 100 TR      0.6%    3.1%    5.1%    1.8%    7.3%    5.8%   6.5%
Japan Growth Index   5/19/06  DBAPJGT       8%       TOPIX 100 TR      -1.3%  -1.4%   -1.7%   -1.2%   -1.2%   -1.8%  -1.4%

X-Alpha Monthly Performance(1)  Vol. Targeted Regional Allocation
        2001    2002   2003    2004    2005    2006    2007    2008    2009    2010    2011
Jan     3.0%    1.0%   0.2%    -0.8%   1.8%    4.8%   -0.8%    2.4%    2.0%    2.9%    0.7%
Feb     2.7%    0.4%  -1.0%    1.8%    4.5%   -1.7%    1.3%   -1.7%    1.2%   -0.6%   -0.1%
Mar     1.2%    2.3%  -1.7%    1.9%    0.1%    2.7%    2.7%   -1.8%    1.3%   -2.4%
Apr     0.2%    8.1%   0.9%    0.9%   -1.9%    0.1%    1.3%    1.5%    3.1%    0.1%
May    -0.1%    0.2%   4.3%    0.0%   -0.1%   -0.1%    0.9%    0.1%    1.8%    1.9%
Jun    -0.3%    2.8%  -0.8%    2.4%    3.6%    1.8%   -0.7%   -1.8%    0.6%    0.8%
Jul     0.2%   -1.4%   1.0%    0.6%    0.9%   -0.4%   -0.8%   -2.0%   -0.1%   -0.4%
Aug     1.4%    0.6%   2.0%    0.0%    3.0%   -2.4%   -1.9%   -1.1%   -1.2%    1.2%
Sep    -1.7%    0.3%   0.8%    2.8%    1.9%   -1.5%   -0.8%   -2.4%    0.7%   -0.3%
Oct     1.3%   -4.7%   0.9%    0.1%   -1.4%    1.7%   -0.3%   -1.3%   -0.6%    1.3%
Nov    -0.5%   -0.9%   0.8%    2.9%   -0.3%    0.9%   -2.6%   -0.3%   -0.1%    0.7%
Dec     0.9%    2.1%  -0.8%    0.9%    0.5%   -0.2%   -2.6%    0.7%   -0.3%   -0.1%
Ann.Rtn.8.6%   10.7%   6.6%   14.6%   13.0%    5.7%   -4.4%   -7.6%    8.7%    5.2%    0.6%

(1): X-Alpha USD has been retrospectively calculated and did not exist prior to
October 2, 2006. Accordingly, the results shown during the retrospective periods do not reflect actual returns. Past performance is not necessarily indicative of how the Index will perform in the future. The performance of any investment product based on the X-Alpha Index would have been lower than the performance of the Index as a result of fees or costs.

                                       A Passion to Perform.   Graphic Omitted]

Global Markets Equity Deutsche Bank

Overview

- X-Alpha seeks to offer uncorrelated absolute return by extracting excess return from DB Regional Style Indices versus their market Benchmarks
- The Index consists of going 100% long a DB Regional Style Index and 100% short an equity market benchmark index. There are two Index Pairs per region – one Growth Index Pair and one Value Index Pair – for the US, Europe, UK and Japan.
- Each of the 8 Index Pairs is weighted according to a target volatility of 8% and a regional weight. The overall X-Alpha Index has a target volatility of 8%.
- The X-Alpha USD Excess Return Index is denominated in US$ and is quoted on Bloomberg under the ticker "DBGLXAE."
- The Index has been live since October 2, 2006

Performance Analysis: Oct 96 – Feb 11(1)

	X-Alpha USD ER	MSCI World TR USD	JP Morgan Gov't Bond Index USD
Annualized Return	5.4%	5.5%	5.9%
Volatility	6.4%	17.1%	2.8%
Sharpe Ratio(2)	0.84	0.13	0.91
Maximum Drawdown	-19.5%	-57.8%	-5.0%
- Drawdown Start Date	Jun-07	Nov-07	Jun-03
- Drawdown End Date	Feb-11	Feb-11	Sep-04
Correlation versus:			
MSCI World TR USD	-0.02	1.00	-0.25
JP Morgan Gov't Bond Index USD	0.03	-0.25	1.00

Relative Performance: February 28, 2011(1)



3000
2500
2000
1500
1000
500
0
X-Alpha ER
MSCI World TR (USD)
JPM Global Govt. Bond Index (USD)
Live Index
Jan-96 Jan-97 Jan-98 Jan-99 Jan-00 Jan-01 Jan-02 Jan-03 Jan-04 Jan-05 Jan-06 Jan-07 Jan-08 Jan-09 Jan-10 Jan-11

Rolling 12 Month Volatility: Jan 97 – February 11(1)



40%
35%
30%
25%
20%
15%
10%
5%
0%
X-Alpha ER
MSCI World TR (USD)
JPM Global Govt. Bond Index (USD)
Live Index
Jan-97 Jan-98 Jan-99 Jan-00 Jan-01 Jan-02 Jan-03 Jan-04 Jan-05 Jan-06 Jan-07 Jan-08 Jan-09 Jan-10 Jan-11

CERTAIN RISKS OF X- ALPHA

X-ALPHA HAS LIMITED PERFORMANCE HISTORY — Publication of the X-Alpha Index began on October 2, 2006. Therefore, X-Alpha has limited performance history and no actual investments which allowed a tracking of the performance of X-Alpha was available before that date. In addition, effective July 17, 2007, the methodology for the calculation of X-Alpha was changed by the Index Sponsor. For this reason, the actual performance history of X-Alpha for the dates between October 2, 2006 and July 17, 2007 does not reflect the methodology currently in use for the calculation of X-Alpha.

AN INVESTMENT LINKED OR RELATED TO X-ALPHA WILL NOT BE THE SAME AS AN INVESTMENT IN THE ANY DB REGIONAL STYLE INDEX, THE BENCHMARK INDEX WITH WHICH IT IS PAIRED OR IN ANY OF THEIR UNDERLYING COMPONENTS — The X-Alpha closing level on any trading day will depend on the performance of the DB Regional Style Indices relative to their respective Benchmark Indices (each an "Index Constituent Pair"). You should, therefore, carefully consider the composition and calculation of each DB Regional Style Index and its respective Benchmark Index.

THE INDEX CONSTITUENT PAIRS ARE NOT EQUALLY WEIGHTED IN THE X-ALPHA MODEL — The Index Constituent Pairs are assigned different geographical weightings in the X-Alpha Model. One consequence of the unequal weighting of the Index Constituent Pairs is that the same return generated by two Index Constituent Pairs, whether positive or negative, may have a different effect on the performance of the Index.

RETURNS GENERATED BY THE INDEX CONSTITUENT PAIRS MAY OFFSET EACH OTHER — At a time when some of the Index Constituent Pairs generate positive returns, other Index Constituent Pairs may generate positive returns that are smaller or they may generate returns that are negative. As a result, positive returns generated by one or more Index Constituent Pairs may be moderated or more than offset by smaller positive returns or negative returns generated by the other Index Constituent Pairs, particularly if the Index Constituent Pairs that generate positive returns are assigned relatively low weightings in the X-Alpha Model.

THE ACTUAL EXPERIENCED VOLATILITY OF EACH INDEX CONSTITUENT PAIR AND X-ALPHA MAY NOT EQUAL THE TARGET VOLATILITY, WHICH MAY HAVE A NEGATIVE IMPACT ON THE PERFORMANCE OF X-ALPHA — The weighting of each Index Constituent Pair in X-Alpha as well as X-Alpha itself is adjusted to target a volatility level of 8%. Because this adjustment is based on the volatility of the previous 60 business days, the actual volatility realized by the Index Constituent Pairs and X-Alpha will not necessarily equal the volatility target.

THE CALCULATION OF THE INDEX CLOSING LEVEL WILL INCLUDE A DEDUCTION OF A BORROW FEE — On each trading day, the calculation of the Index closing level will include a deduction of a Borrow Fee to defray transaction costs incurred in relation to the Index on such day.

THE VALUE OF X-ALPHA IS BASED UPON THE RETURN OF EACH INDEX CONSTITUENT PAIR. IF THE RETURN OF A DB REGIONAL STYLE INDEX IS POSITIVE BUT IS LESS THAN THE RETURN OF A BENCHMARK INDEX WITH WHICH IT IS PAIRED, THE OVERALL RETURN OF THE RELEVANT INDEX CONSTITUENT PAIR WILL BE NEGATIVE — The value of the X-Alpha Index is based upon the performance of each DB Regional Style Index relative to that of the Benchmark Index with which it is paired. Even if a DB Regional Style Index achieves a positive return, the Index Constituent Pair of which it is a member could achieve a negative return if the Benchmark Index included in such Index Constituent Pair achieves a greater positive return.

(1): X-Alpha USD has been retrospectively calculated and did not exist prior to October 2, 2006. Accordingly, the results shown during the retrospective periods do not reflect actual returns. Past performance is not necessarily indicative of how the Index will perform in the future. The performance of any investment product based on the X-Alpha Index would have been lower than the performance of the Index as a result of fees or costs.
(2): Value indicates Risk Free Rate over Period computed from daily levels of the DB Fed Funds Equivalent Index.

Deutsche Bank

Global Markets Equity                            Deutsche Bank Graphic Omitted]

IMPORTANT INFORMATION

Use of hypothetical information:
Backtested, hypothetical or simulated performance results discussed herein have inherent limitations. Unlike an actual performance record based on actual client portfolios, simulated results are achieved by means of the retroactive application of a backtested model itself designed with the benefit of hindsight.
Taking into account historical events the backtesting of performance also differs from actual account performance because an actual investment strategy may be adjusted any time, for any reason, including a response to material, economic or market factors. The backtested performance includes hypothetical results that do not reflect the reinvestment of dividends and other earnings or the deduction of advisory fees, brokerage or other commissions, and any other expenses that a client would have paid or actually paid. No representation is made that any trading strategy or account will or is likely to achieve profits or losses similar to those shown. Alternative modeling techniques or assumptions might produce significantly different results and prove to be more appropriate.
Past hypothetical backtest results are neither an indicator nor guarantee of future returns. Actual results will vary, perhaps materially, from the analysis.

Past performance:
The past performance of securities, indexes or other instruments referred to herein does not guarantee or predict future performance.

Deutsche Bank may hold positions:
We or our affiliates or persons associated with us or such affiliates may:
maintain a long or short position in securities referred to herein, or in related futures or options, purchase or sell, make a market in, or engage in any other transaction involving such securities, and earn brokerage or other compensation. Instruments linked to this index typically involve a high degree of risk, are not transferable and typically will not be listed or traded on any exchange and are intended for sale only to sophisticated investors who are capable of understanding and assuming the risks involved. The market value of any structured security linked to this index may be affected by changes in economic, financial and political factors (including but not limited to, spot and forward interest and exchange rates), time to maturity, market conditions and volatility and the equity prices and credit quality of any issuer or reference issuer. Any investor should conduct his/her own investigation and analysis of any product linked to this index and consult with its own professional advisors as to the risks involved in making such a purchase; since, it may be difficult to realize the investment prior to maturity, obtain reliable information about the market value of such investments or the extent of the risks to which they are exposed, including the risk of total loss of capital.

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Deutsche Bank AG, including its subsidiaries and affiliates, does not provide
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applicable law, of the transaction or matter addressed herein, and was not
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taxpayer for purposes of avoiding any U.S. federal income tax penalties. The recipient of this communication should seek advice from an independent tax advisor regarding any tax matters addressed herein based on its particular
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currently available. The levels and bases of, and relief from, taxation can change and the benefits of products where discussed may cease to exist. Because of the importance of tax considerations to all option transactions, the investor considering options should consult with his/her tax advisor as to how taxes affect the outcome of contemplated option transactions.

Not insured:
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(FDIC) or any other U.S. governmental agency. These instruments are not insured by any statutory scheme or governmental agency of the United Kingdom. The distribution of this document and availability of these products and services in certain jurisdictions may be restricted by law. These securities have not been registered under the United States Securities Act of 1933 and trading in the securities has not been approved by the United States Commodity Exchange Act, as amended.

The Bank and affiliates:
"Deutsche Bank" means Deutsche Bank AG and its affiliated companies, as the context requires. Deutsche Bank Private Wealth Management refers to Deutsche
Bank's wealth management activities for high-net-worth clients around the world.
Deutsche Bank Alex. Brown is a division of Deutsche Bank Securities Inc.

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